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                                           EXHIBIT 1.4 - CLASS B TERMS AGREEMENT

                                                                  EXECUTION COPY

                        TYLER INTERNATIONAL FUNDING, INC.

                      CIRCUIT CITY CREDIT CARD MASTER TRUST
                    ASSET BACKED CERTIFICATES, SERIES 2003-2

                                 TERMS AGREEMENT

                              Dated: April 17, 2003

To: Tyler International Funding, Inc., as Transferor under the Amended and Restated Master Pooling and Servicing Agreement, dated as of December 31, 2001, as amended.

Re:     Class B Underwriting Agreement dated April 16, 2003 (the "Agreement").

Title: Class B Floating Rate Asset Backed Certificates, Series 2003-2 (the "Class B Certificates" or the "Certificates").

Registration No.: 333-81936

Initial Principal Amount, Series and Class Designation Schedule: $65,000,000 principal amount of Class B Floating Rate Asset Backed Certificates, Series 2003-2.

Certificate Rating: A1  by Moody's Investors Service, Inc.
                    A   by Fitch, Inc.
                    A   by Standard & Poor's Ratings Services

Certificate Rate:   One month LIBOR plus 2.50% per annum

The Trustee will determine LIBOR for each Interest Period on the LIBOR Determination Date related to such Interest Period; provided, however, that the LIBOR Determination Date will be April 23, 2003 for the period from and including the Delivery Date to but excluding May 15, 2003, and May 13, 2003 for the period from and including May 15, 2003 to but excluding June 16, 2003.

Terms of Sale:

                         Price to     Underwriting    Selling
                         Public (1)   Discount        Concession    Reallowance
                         ----------   ------------    ----------    -----------
Per Class B Certificate         100%         0.375%        0.225%        0.1125%

(1) Plus accrued interest, if any, from April 25, 2003.

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This Agreement shall not obligate the Underwriters to purchase any of the
Certificates, but shall govern any purchases of the Certificates on the Delivery Date. On the basis of the representations, warranties and agreements herein and in the Agreement, but subject to the terms and conditions set forth herein and therein, the Transferor grants to the Underwriters the exclusive right to purchase all or any part of the Certificates at 99.625% of the principal amount thereof, and each Underwriter agrees, severally and not jointly, to purchase from the Transferor all or a portion of the Certificates in an amount not to exceed the respective principal amount of Certificates set forth opposite the name of such Underwriter on Schedule 1. The Underwriters agree to reoffer and resell the Certificates in accordance with the terms and conditions hereof.

Distribution Dates: The 15th day of each calendar month (or if such day is not a business day, the next succeeding business day), commencing June 16, 2003.

Enhancement: Collateralized Trust Obligations, Series 2003-2 and Class D Floating Rate Asset Backed Certificates, Series 2003-2, each issued as part of Series 2003-2.

Delivery Date and Location: 9:30 a.m., New York City time, on April 25, 2003, or at such other time not later than seven full business days thereafter as may be agreed upon, at the offices of McGuireWoods LLP, One James Center, 901 East Cary Street, Richmond, Virginia 23219.

Expenses: The Transferor shall reimburse the Underwriters for all out-of-pocket expenses and reasonable legal fees and expenses of the Underwriters.

Tax Treatment: Notwithstanding anything herein to the contrary, the Transferor, each Underwriter and any other taxpayer that participates in the transaction contemplated hereby may disclose without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Certificates and transactions contemplated hereby. It is hereby confirmed that each of the foregoing has been so authorized since the commencement of discussions regarding the transactions contemplated hereby.

Entire Agreement: Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding between the parties hereto with respect to the purchase and sale of the above-referenced Certificates. This Terms Agreement may be amended only by written agreement of the parties hereto.

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        The Underwriters named in Schedule 1 hereto agree, severally and not jointly, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase and sell the Certificates as described herein and in the Agreement.

                                Very truly yours,

                                BANC OF AMERICA SECURITIES LLC,
                                   as Representative of the several Underwriters and as an Underwriter


                                   By: /s/ William A. Glenn
                                       Name:  William A. Glenn
                                       Title: Managing Director


                                WACHOVIA SECURITIES, INC.,
                                   as Representative of the several Underwriters and as an Underwriter


                                   By: /s/ Chad Kobos
                                       Name:  Chad Kobos
                                       Title: Vice President


Accepted:

TYLER INTERNATIONAL FUNDING, INC.,
  as Transferor


By: /s/ Philip J. Dunn
    Name:  Philip J. Dunn
    Title: Vice President

                                        3

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                                   SCHEDULE 1

$65,000,000 Principal Amount of Class B Floating Rate Asset Backed Certificates, Series 2003-2

                                                     Principal Amount of
Underwriters                                         Class B Certificates
------------                                         --------------------

Banc of America Securities LLC                           $     32,500,000
Wachovia Securities, Inc.                                      32,500,000
                                                     --------------------
                                                         $    65,000,000
                                                     ====================